March 14, 2001


Re: Acquisition of WEBN
    -------------------

This is the definitive agreement between The Educational Broadcasting Network ("WEBN"), and 5th Avenue Channel Corp. ("FAVE") regarding the acquisition of WEBN. In this agreement, (i) WEBN and FAVE are sometimes called the "Parties".

PART ONE

The Parties desire to commence a definitive written agreement providing for the acquisition of WEBN by FAVE (the "Definitive Agreement") as of March 14, 2001. The execution of this Definitive Agreement is subject to the warranties and representations made by WEBN, the approval of the Board of Directors and any and all legal requirements by regulatory boards such as the Securities and Exchange Commission.

The Definitive Agreement consists of the following terms and conditions:

1.   TRANSACTION DESCRIPTION

The parties intend that WEBN will combine with the production division of FAVE, named Net Video Networks or any other name approved by FAVE, for the purpose of forming and growing a larger production division. It is intended that WEBN would continue to market and sell the programming in the production division of FAVE. The combined division will be responsible for all pre-production, production and post-production of the shows. FAVE the parent company will take over all accounting and non day-to-day administrative functions of WEBN.

2.   ACQUISITION OF WEBN

The FAVE will directly acquire 100% of the shares of stock of WEBN in exchange for $5,000 cash and 50,000 grant of restricted shares, 25,000 upon signing and 25,000 a year later based on performance of one million dollars ($1,000,000) in total sales volume. FAVE will pay down WEBN's accounts payables represented to be approximately $23,000, plus any additional monies loaned to the company by Scott Grody, such payment to Scott Grody will be conditional on promised performance and realization of accounts receivables as estimated. $5,000 will be paid toward Grody's loan when the receivables are collected from Harley Davidson University agreement and the Sanofi-Synthetics agreement, the final payment of the loan in the amount of $10,000 will be paid to Grody upon the receipt of the second payment of the Sanofi-Synthetics agreement or the receipt of any other agreement in which the receivable is in excess of $30,000.

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/s/ SG          /s/ EL
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3.   EMPLOYMENT AND NON-COMPETITION AGREEMENTS

WEBN will seek to combine its business operations with FAVE's to reduce duplicative expenses and consolidate. The surviving production division will be Net Video Networks or any other name agreed to by the FAVE.

Upon the acquisition of WEBN and FAVE, the following employment and non-competition agreements would be executed:

     a) Scott Grody, "Grody" would enter into a one (1) year employment agreement (the "Grody Employment Agreement") with a one (1) year option to renew under which Grody would agree to serve as President/ Executive Producer of the production division. The Grody Employment Agreement would provide for such other benefits and would contain such other terms as are ordinary or customary for the other senior executives of FAVE, including but not limited to 10,000 stock options per month for a capped amount of 120,000 stock options per year based on selling in excess of one million dollars in total sales volume. In the case that Grody sells in excess of two million in total sales volume and accrues additional stock options, those options will accrue to the following year and will only be exercisable during the following year. A weekly compensation of $500 salary + $500 draw against commission in addition to benefits, repayment of loans and incentives will be paid to Grody. Such compensation shall increase after 60 days to $1,000 salary + $700 draw, after 120 days $1,000 salary + $1,000 draw, after 180 days 1,000 salary + $1,200 draw, all increases are based upon performance as agreed to and reviewed by FAVE management. In addition to regular compensation, Grody will receive a 5% commission on sales funds collected accruing $250,000 in total sales volume, and will receive an additional 5% on increases in total sales volume that exceed an incremental amount of $250,000. For example, 5% will be paid on $ $250,000 in total sales and 5% will be paid at the total sale amount of $500,000 on the increased incremental amount of $250,000, and 5% will be paid at the total sale amount of $750,000 on the increased incremental amount of $250,000.

     b) b) Elliot Zerring, "Zerring" would enter into a one (1) year employment agreement (the "Zerring Employment Agreement") with a one (1) year option to renew under which Zerring would agree to serve as Vice President of Operations Distributions of the production division. The Zerring Employment Agreement would provide for such other benefits and would contain such other terms as are ordinary or customary for the other senior executives of FAVE, including but not limited to 10,000 stock options per month for a capped amount of 120,000 stock options per year based on selling in excess of one million dollars in total sales volume. In the case that Zerring sells in excess of two million in total sales volume and accrues additional stock options those options will accrue to the following year and will only be exercisable during the following year. A weekly compensation of $500 salary + $500 draw against commission in addition to benefits and incentives will be paid to Zerring. Such compensation shall increase after 60 days to $1,000 salary + $700 draw, after 120 days $1,000 salary + $1,000 draw, after 180 days 1,000 salary + $1,200 draw, all increases are based upon performance as agreed to and reviewed by FAVE management. In addition to regular compensation, Zerring will receive a 5% commission on sales accruing $250,000 in total sales volume, and will receive an additional 5% on increases in total sales

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/s/ SG          /s/ EL
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volume that exceed the amount of $250,000. For example, 5% will be paid on $
$250,000 in total sales and 5% will be paid at the total sale amount of $500,000 on the increased incremental amount of $250,000, and 5% will be paid at the total sale amount of $750,000 on the increased incremental amount of $250,000.

4.   CORPORATE GOVERNANCE

One executive of WEBN at WEBN's election will be entitled to a seat on the Board of Directors of FAVE subject to the vote and approval of the current Board of Directors of FAVE.

PART TWO

The following paragraphs of this agreement in addition to the preceding paragraphs (the "Binding Provisions") are legally binding and enforceable agreements of the Parties.

1.   ACCESS

During the period from the date this agreement is signed by both parties (the "Signing Date") until the date on which either Party provides the other Party with written notice that the terms of the Definitive Agreement are terminated (the "Termination Date"), WEBN, shall afford FAVE full and free access to its company and the personnel, properties, contracts, books and records, and all other documents and data.

2.   CONDUCT OF BUSINESS

During the period from the Signing Date until the Termination Date, the WEBN shall each operate their businesses in the ordinary course.

3.   CONFIDENTIALITY

Except as and to the extent required by law, neither Party will disclose or use, and will direct its representatives not to disclose or use to the detriment of the other Party, any Confidential Information (as defined below) with respect to the other Party which is furnished, or which is to be furnished by the other Party or their respective representatives to such Party or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. For purposes of this paragraph, "Confidential Information" means any information concerning a Party which is stamped "confidential" or identified in writing as such to the receiver of the information from the provider of the information at the time of or promptly following its disclosure unless, (i) such information is already known to the receiver of the information or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the receiver of the information or its representatives, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Reorganization or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of either Party, the receiver of any Confidential Information will promptly

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/s/ SG          /s/ EL
return such information to the provider of the Confidential Information or destroy any Confidential Information in its possession and certify in writing to the provider of the Confidential Information that it has done so.

4.   DISCLOSURE

Except as and to the extent required by law, without the prior written consent of FAVE, WEBN will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding the acquisition of WEBN or any of the terms, conditions, or other aspects of the transaction in this agreement. If a WEBN is required by law to make such a disclosure, it must first provide to FAVE the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made. In the event that WEBN determines to make a public comment, statement, or communication concerning the acquisition of WEBN, the form and content of such public comment, statement or communication shall be approved by FAVE.

5.   ENTIRE AGREEMENT

The Binding Provisions constitute the entire agreement between the Parties and supersede all prior oral or written agreements, understanding, representations, and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only in writing executed by all the Parties.

6.   GOVERNING LAW

The Binding Provisions will be governed by the construed under the laws of the State of Florida.

7.   COUNTERPARTS

This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

8.  PRESUMPTIONS

In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn (i) because the attorneys for one of the parties drafted the agreement, (ii) because of the drafting history of the agreement; or (iii) because of the inclusion of a provision not contained in a prior draft, or the deletion contained in a prior draft.

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/s/ SG          /s/ EL
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9.   REPRESENTATIONS BY SELLER

WEBN warrants and represents the following:

          a. WEBN is the owner of and has good and marketable title to WEBN, free from all liabilities, liens, and any and all other encumbrances.
          b.   WEBN holds the ownership rights to WEBN and owns all common stock in WEBN including but not limited to any and all licenses.
          c.   To WEBN's knowledge, WEBN has complied with all laws, rules, and regulations of the city, state, and federal governments.
          d. WEBN has paid all applicable social security, withholding, sales, and unemployment insurance taxes to the city, state, and federal governments to date.
          e. WEBN has entered into no contract to sell, or license WEBN, or any portion thereof.
          f.   WEBN has entered into no contracts relating to WEBN.
          g. There are no judgments, liens, actions, or proceedings pending against WEBN in any court.

10.  COVENANTS OF WEBN

WEBN covenants with FAVE as follows:

               a. This agreement will constitute the bill of sale and instruments of assignment for the completion of the purchase and transfer of all of the assets of WEBN free of all encumbrances, and will contain the usual warranties and ownership rights.
               b. The business of WEBN up to the date of this agreement has been conducted in accordance with all laws, rules, and regulations of the city, state, and federal governments.
               c. All applicable social security, withholding, sales, and unemployment insurance taxes to the city, state, and federal governments have been paid up to the date of this agreement.
               d. At the time of the signing of this agreement, WEBN warrants that the company has no creditors including no liabilities for federal, state, and/or local taxes.
               e. No judgments or liens are outstanding at the time of the signing of this agreement, against WEBN.
               f. WEBN, up to the date of the signing of this agreement, will operate and maintain WEBN. In the regular course, will not violate the terms of any contracts, assignments or licenses connected with the business, and will convey and deliver to FAVE all rights, title and interest to such agreements, and business of WEBN.

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11.  TERMINATION

In the event that any of the information received from WEBN to FAVE is misrepresented, inaccurate, false or misleading, FAVE shall have the right to immediately terminate this agreement upon 5 days written notice to WEBN.

12.  NO RELIANCE.

No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

                                       Sincerely,


                                       5TH AVENUE CHANNEL CORP.



                                       By: /s/ ERIC LEFKOWITZ
                                           -------------------------------------
                                           Eric Lefkowitz
                                           Executive Vice President

Duly executed and agreed as to the Binding Provisions on DATE March 14, 2001.

                                       The Educational Broadcasting Network
                                       (WEBN)


                                       By: /s/ SCOTT GRODY
                                           -------------------------------------
                                           Scott Grody
                                           President

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/s/ SG          /s/ EL

                   APPROXIMATE MONTHLY BUDGET WEBN - 3/14/01


PAYROLL: SCOTT........$1,000
         ELLIOTT......$1,000
         DARRELL......$1,000
         LEA..........$  800
         GEORGE.......$  500
         MARLENE......$  300
         HAL..........$  300

TOTAL PAYROLL - $4,900 WEEKLY................- MONTH...........$19,600
RENT...........................................................$ 3,180
TELEPHONE......................................................$ 2,000
FPL............................................................$   350
FED-EX/DHL.....................................................AIRBORNE
OFFICE SUPPLIES................................................$   500
DOT COM URL'S..................................................$    50
MISC...........................................................$   500

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                                                   MONTHLY TTL $27,680

STUDIO SHOOT - 12TH EACH MONTH.................................$352.50

----------------------------------------------------------------------

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/s/ SG          /s/ EL
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WEBN-INVENTORY FEB. '01

19 STATIONS PLUS CONSOLE MACROTEL PHONE SYSTEM
18 LINES PLUS FEATURES PLUS FULL VOICE MAIL
1 RCA 19" COLOR T.V.
1 JVC VHS
9 PEDESTAL DESKS
9 DESK CHAIRS
7 TORCH LAMPS
4 DESK LAMPS
2 FREE STANDING COMPUTOR STATION DESKS
1 COMPAQ 700 MHZ CPU
1 VIEW SONIC 17" MONITOR
6 APPOLLO (HP) COLOR PRINTERS
1 HP 992C HIGH SPEED COLOR PRINTER
1 CANNON FAX MACHINE
1 BROTHERS HIGH SPEED FAX WITH MEMORY
VARIOUS OFFICE SUPPLIES

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/s/ SG          /s/ EL